EXHIBIT 4 (ii)

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of the 17th day of March, 2006 (this “Amendment”), is made among MARKEL CORPORATION, a Virginia corporation with its principal offices in Glen Allen, Virginia (the “Borrower”), the banks and financial institutions listed on the signature pages hereto or that become parties hereto after the date hereof (collectively, the “Lenders”), and SUNTRUST BANK, a Georgia banking corporation (“SunTrust”) as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as swingline lender (the “Swingline Lender”).

RECITALS

A. The Borrower, the Lenders, and the Administrative Agent and Swingline Lender are parties to a Credit Agreement, dated as of August 25, 2005 (the “Credit Agreement”), providing for a revolving credit facility in the aggregate principal amount of $375,000,000 (subject to increase to up to $450,000,000 in accordance with Section 2.20 thereof), with a $20,000,000 swingline subfacility.

B. The parties wish to amend the Credit Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. Amendments to Definitions. In Section 1.1 of the Credit Agreement, the definition of “Consolidated Total Assets” is deleted, and the definitions of “Consolidated Indebtedness,” “Consolidated Net Income,” “Consolidated Net Worth,” “Excluded Subsidiary” and “Stock Acquisition Lien” are deleted and replaced with the following:

“Consolidated Indebtedness” shall mean, at any time, the aggregate (without duplication) of all Indebtedness of the Borrower and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP, but excluding (i) reimbursement obligations of the Borrower or its Subsidiaries with respect to letters of credit that have been collateralized in full, and (ii) any Indebtedness of any Subsidiary that is an Excluded Subsidiary as of such date, so long as neither the Borrower or any Subsidiary other than an Excluded Subsidiary is directly or contingently liable on such Indebtedness.

“Consolidated Net Income” shall mean, for any 12-month period, the net income (or loss) of the Borrower and its Subsidiaries (other than Excluded Subsidiaries) for such period, determined on a consolidated basis in accordance with GAAP; provided, however, that for

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purposes of Section 6.2(b)(i) the Consolidated Net Income shall be deemed to be zero for any period for which such net income (loss) of Borrower and its Subsidiaries (other than Excluded Subsidiaries) is a loss.

“Consolidated Net Worth” shall mean, at any time, the shareholders’ equity of the Borrower and its Subsidiaries at such time, determined on a consolidated basis in accordance with GAAP but adjusted as follows: (a)(i) minus, to the extent not already included as a liability in calculating such net worth, any Disqualified Capital Stock, (ii) minus, any such net worth attributable to Excluded Subsidiaries (with the net worth attributable to an Excluded Subsidiary including both the net worth of that Excluded Subsidiary and any investment in, or loan to, that Excluded Subsidiary by the Borrower or any other Subsidiary which is not an Excluded Subsidiary), and (iii) plus, solely for purposes of calculating the Leverage Ratio on any date, to the extent included as a liability in calculating such net worth, the aggregate outstanding amount (without duplication) of any Qualified Debt Obligations (but not any Qualified Debt Obligation that is also Disqualified Capital Stock); provided however, that the amount, if any, added back pursuant to this clause (a)(iii) on any date shall not exceed 25% of the sum of Consolidated Indebtedness on such date plus Consolidated Net Worth on such date; and (b) without regard to the requirements of Statement of Financial Accounting Standards Nos. 52 and 115 issued by the Financial Accounting Standards Board.

“Excluded Subsidiary” shall mean AMF Automation Technologies, Inc., a Virginia corporation, or any other Subsidiary of the Borrower that

(i) is a Pledged Subsidiary;

(ii) (x) is acquired or formed by Borrower or a Subsidiary of Borrower on or after December 31, 2005, (y) is not, or is formed for the purpose of acquiring another Person that is not, primarily engaged in the property and casualty insurance or property and casualty insurance-related businesses, and (z) is designated as an Excluded Subsidiary in the first Compliance Certificate under Section 5.3(a) following its formation or acquisition; or

(iii) is a Subsidiary of another Excluded Subsidiary.

“Stock Acquisition Lien” shall mean (i) any mortgage, pledge, hypothecation, lien, encumbrance, charge or security interest of any kind upon any Capital Stock of any Subsidiary of the Borrower acquired after the date hereof, if such Stock Acquisition Lien is given for the purpose of financing, and does not exceed, the cost to the Borrower or any Subsidiary of acquiring the Capital Stock or property of the acquired Subsidiary and such financing is effected concurrently with, or within six months after, the date of such acquisition, and (ii) any extension, renewal or refinancing of any such Stock Acquisition Lien as long as the principal amount of obligations secured thereby does not exceed the principal amount of obligations secured immediately prior to such extension, renewal or refinancing.

2. Amendment to Section 7.1 of the Credit Agreement. Section 7.1 of the Credit Agreement is amended by deleting the “and” at the end of paragraph (x), deleting the period at the end of paragraph (xi) and replacing it with “; and”, and inserting a new paragraph (xii) reading as follows:

“(xii) Indebtedness of Excluded Subsidiaries, so long as neither the Borrower or any Subsidiary other than an Excluded Subsidiary is directly or contingently liable on such Indebtedness.”

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3. Amendment to Section 7.4 of the Credit Agreement. Section 7.4 of the Credit Agreement is deleted and replaced with the following:

7.4 Acquisitions; Investments. The Borrower will not, and will not permit or cause any of its Subsidiaries to, (i) effect an Acquisition of any Person, provided that the Borrower and its Subsidiaries shall be permitted to effect an Acquisition of (x) any Person that is primarily engaged in the property and casualty insurance or property and casualty insurance-related businesses if immediately after giving effect thereto, a Default or Event of Default shall not have occurred and be continuing and (y) any Person that is not primarily engaged in the property and casualty insurance or property and casualty insurance-related businesses if immediately after giving effect thereto, a Default or Event of Default shall not have occurred and be continuing and the aggregate consideration paid by the Borrower or its Subsidiaries (including the amount of indebtedness of such Person that is assumed by the Borrower or any Subsidiary of the Borrower that is not an Excluded Subsidiary or, if such Person is not an Excluded Subsidiary, that remains outstanding after such Acquisition) in any fiscal year of the Borrower for the Acquisition of Persons not primarily engaged in the property and casualty insurance or property and casualty insurance-related businesses shall not have exceeded $250,000,000, or (ii) make, or permit to exist, any loans, advances or other extensions of credit to any employees of the Borrower or its Subsidiaries (other than loans or advances for the purpose of purchasing Capital Stock of the Borrower) if the aggregate principal amount of all such loans and advances by the Borrower and its Subsidiaries to such employees is greater than $20,000,000.

4. Amendment to Section 7.5 of the Credit Agreement. Section 7.5 of the Credit Agreement is deleted and replaced with the following:

7.5 Transactions with Excluded Subsidiaries and Affiliates. The Borrower will not, and will not permit or cause any Subsidiary to (i) sell, lease, assign or otherwise transfer, directly or indirectly, any property or assets to an Excluded Subsidiary, (ii) make any loan or other advance to an Excluded Subsidiary, or (iii) enter into or be a party to any other transaction with an Excluded Subsidiary or any Affiliate, except (w) equity investments in, or loans to, an Excluded Subsidiary in connection with the Acquisition of the Excluded Subsidiary or an Acquisition by the Excluded Subsidiary or one of its Subsidiaries, (x) loans, advances or other extensions of credit permitted pursuant to Section 7.4(y)(ii), (y) mergers or consolidations permitted pursuant to Section 7.3, or (z) in connection with the reasonable requirements of its business and upon fair and reasonable terms that are no less favorable to it than it would obtain in a comparable arm’s length transaction with an unrelated Person; provided, however, that nothing contained in this Section 7.5 shall prohibit the Borrower or any Subsidiary from entering into a transaction with an Excluded Subsidiary involving the transfer of insurance and reinsurance risks as long as the transaction results in a true transfer of risk.

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5. Representations and Warranties of the Borrower. The Borrower represents and warrants that (i) no Default or Event of Default has occurred and is continuing, and (ii) the Borrower has the corporate power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Amendment; and (iii) this Amendment has been duly executed and delivered by a duly authorized officer of the Borrower, and (iv) the Credit Agreement, as amended by this Amendment, constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

6. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia (without regard to the conflicts of law provisions thereof).

7. Effect on Credit Agreement. Except as otherwise specifically provided herein, all terms and provisions of the Credit Agreement shall continue in full force and effect.

8. Construction. The headings of the various sections and subsections of this Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Unless otherwise defined herein, all capitalized terms shall have the meanings given them in the Credit Agreement.

9. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Amendment shall become effective upon the execution of a counterpart hereof by each of the Borrower, the Administrative Agent and the Required Lenders and receipt by the Administrative Agent and the Borrower of written or telephonic notification of such execution and authorization of delivery thereof.

[Signature Pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first above written.

MARKEL CORPORATION

By:	/s/ Anne G. Waleski
Name:	Anne G. Waleski
Title:	Treasurer

SUNTRUST BANK as Administrative Agent, as Swingline Lender and as a Lender

By:	/s/ Mark A. Flatin
Name:	Mark A. Flatin
Title:	Managing Director

Revolving Commitment: $85,000,000

Swingline Commitment: $20,000,000

WACHOVIA BANK, N.A.

By:	/s/ Susan F. Owens
Name:	Susan F. Owens
Title:	Senior Vice President

Revolving Commitment: $70,000,000

BARCLAYS BANK PLC

By:	/s/ D. L. Potter
Name:	D. L. Potter
Title:	Director

Revolving Commitment: $70,000,000

HSBC BANK USA, N.A.

By:	/s/ Dennis Cogan
Name:	Dennis Cogan
Title:	Senior Vice President

Revolving Commitment: $70,000,000

BRANCH BANKING & TRUST CO. OF VIRGINIA

By:	/s/ Susan M. Raher
Name:	Susan M. Raher
Title:	Senior Vice President

Revolving Commitment: $45,000,000

THE NORTHERN TRUST COMPANY

By:	/s/ Peter J. Hallan
Name:	Peter J. Hallan
Title:	Senior Vice President

Revolving Commitment: $35,000,000